Appendix A to Investment Management Agreement

Name of Fund	Applicable Fee	Effective Date

Metropolitan West Total Return Bond Fund	0.35%	February 6, 2013

Metropolitan West Low Duration Bond Fund	0.30%	February 6, 2013

Metropolitan West Ultra Short Bond Fund	0.25%	February 6, 2013

Metropolitan West AlphaTrakSM 500 Fund	0.35%± up to 0.35%(1)	February 6, 2013

Metropolitan West High Yield Bond Fund	0.50%	February 6, 2013

Metropolitan West Intermediate Bond Fund	0.35%	February 6, 2013

Metropolitan West Strategic Income Fund	1.20%± up to 0.70%(2)	February 6, 2013

Metropolitan West Unconstrained Bond Fund	0.65%	February 6, 2013

Metropolitan West Floating Rate Income Fund	0.55%	June 26, 2013

Metropolitan West Flexible Income Fund	0.45%	June 29, 2018

Metropolitan West Investment Grade Credit Fund	0.35%	June 29, 2018

Metropolitan West Corporate Bond Fund	0.40%	June 29, 2018

METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC
By:		By:

Title:	Vice President and Assistant Secretary	Title:	Senior Vice President, Associate General Counsel and Assistant Secretary

[See notes on continuation pages.]